Contact:	610-337-1000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release September 29, 2015

UGI Corporation Elects James B. Stallings, Jr. to Its Board of Directors

VALLEY FORGE, Pa., September 29 — UGI Corporation (NYSE:UGI) announced today that James B. Stallings, Jr. was elected a director of UGI, effective September 28, 2015. Mr. Stallings currently serves as Managing Partner of PS27 Ventures, LLC, a private investment fund focused on technology companies.

Lon Greenberg, Chairman of UGI Corporation, said, “We are excited to welcome James Stallings to our Board of Directors. James has extensive executive experience leading businesses across a diverse array of industries and in-depth experience managing enterprise-wide global technology and information systems at a large global corporation. UGI will certainly benefit from his perspective and expertise.”

Mr. Stallings, 60, has held his current position since 2013. Prior to his work at PS27 Ventures, Mr. Stallings spent over 25 years at IBM Corporation leading major lines of business, including the company’s technology, mainframe, software, and intellectual property areas. In addition, Mr. Stallings was founder, Chairman and CEO of E House, a consumer technology company, and Executive Vice President of Physician Sales & Services, Inc., a medical products supplier.  In addition, Mr. Stallings is a director of FIS (Fidelity National Information Services Corporation), a global provider of banking and payment technology, consulting and outsourcing solutions.

Mr. Stallings holds a Bachelor of Science degree from the U.S. Naval Academy and served as an officer in the U.S. Marine Corps.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-12 # # # 9/29/15